Exhibit 10.64

APOLLO GROUP

October 3, 2013

Mr. Charles B. Edelstein
[Address redacted.]

Re:    Extension of Consultant Services Agreement

Dear Chas:

Reference is made to the Consulting Agreement between Charles B. Edelstein (“Consultant”) and Apollo Group, Inc. (the “Company”) dated March 1, 2013 (the “Agreement”). Pursuant to Section 2 of the Agreement, the Company and Consultant hereby agree to amend the Agreement as follows:

Effective as of September 1, 2013, Section 2 of the Agreement is hereby amended to read as follows:

2.	TERM OF AGREEMENT

This Agreement shall become effective on the date first set forth above and shall continue in effect until February 28, 2014, unless terminated in accordance with the provisions hereof. This Agreement may only be extended by mutual agreement of the parties in writing. This Agreement shall terminate immediately in the event of Consultant’s death.

Additionally, also effective as of September 1, 2013, the first paragraph of Section 3 of the Agreement is hereby amended to read as follows:

3.	FEES AND EXPENSES

During the Consulting Period, Consultant shall be paid a fee of seven hundred dollars ($700) per hour for each full hour spent providing services to the Company under this Agreement and a pro-rated hourly amount for partial hours so spent. Unless otherwise mutually agreed between the parties, Consultant shall not spend more than eighteen (18) hours per month in providing services under this Agreement.

Mr. Charles B. Edelstein
October 3, 2013

Other than the terms and conditions that have been expressly modified by this letter agreement, all terms and conditions of the Agreement remain in full force and effect.

Sincerely,

APOLLO GROUP, INC.

By:	/s/ Fred Newton
Fred Newton
SVP Human Resources

SO AGREED:

	/s/ Charles B. Edelstein	Oct. 3, 2013
	Charles B. Edelstein	Date